Exhibit 99.1


[ACCO LOGO]

                                                                    News Release
--------------------------------------------------------------------------------


           ACCO BRANDS CORPORATION REPORTS THIRD QUARTER 2005 RESULTS

o        Net sales increase 39%, including former GBC businesses

o        Cash position strong - $62 million cash available at end of quarter

o        Merger integration "on track," says CEO Campbell


LINCOLNSHIRE, ILLINOIS, November 9, 2005 - ACCO Brands Corporation (NYSE: ABD), a world leader in branded office products, reported its third quarter 2005 results today. The report is the first quarterly financial results disclosure since its formation on August 17, 2005, following the merger of the former ACCO World office products business unit of Fortune Brands, Inc., with General Binding Corporation ("GBC").

ACCO Brands reported net sales of $421.7 million for the third quarter, compared to $303.8 million in the prior year, an increase of 39%. The acquisition of GBC accounted for 33%, or $101.4 million of the growth, an additional five days of sales in ACCO North America due to a change in reporting to calendar month-end added 3%, and the favorable impact of foreign currency translation accounted for 1%.

Operating income in the quarter, before restructuring and restructuring-related charges, was flat, at $38.0 million. However, this amount included $2.4 million of higher corporate costs related to becoming an independent company and $5.4 million of operating income related to GBC's business.

Net income in the third quarter decreased to $3.6 million, or $0.08 per share, compared to $38.5 million, or $1.10 per share, in the prior year quarter. The company partially completed a corporate reorganization to facilitate the merger of its international operations, resulting in an additional income tax charge of $11.4 million. In addition, net income was impacted by transaction-related expenses and restructuring and restructuring-related costs, which, for the quarter, totaled $5.0 million, after tax.

"We've made substantial progress in bringing the businesses of ACCO and GBC together," said David D. Campbell, Chairman and Chief Executive Officer, ACCO Brands Corporation. "The integration is on track, and we've seen no surprises. We're confident that we will meet our annual target of $40 million in cost savings over the next three years, a portion of which we plan to reinvest in the business.

"Because almost 85% of our sales are from brands with number-one or number-two market positions," Campbell continued, "we believe we are well-positioned to capitalize on the future growth opportunities that result from combining our strong portfolio of brands and product lines."

Highlights for the quarter include:

o Achieving a $62 million net cash available position at quarter-end, accumulated after paying our former parent, Fortune Brands, the ACCO cash as of March 15th as a dividend, transaction fees and investing in infrastructure and activities that support the future growth of the newly combined company.

o Successfully merging the ACCO World and GBC businesses into a new, NYSE-listed company, ACCO Brands Corporation, including the distribution of ACCO Brands shares to Fortune Brands shareholders and former GBC shareholders. ACCO Brands Corporation is the only publicly traded "pure play" office products company.

o Exploiting a solid back-to-school season with a substantial number of new and appealing products in the Office Products and Computer Products sectors.

o Introducing several innovative products, including the GBC ProClick Pronto line of automated binding systems for high-production binding environments; the Swingline Optima Grip Compact Stapler, designed to maximize handheld stapling performance; Quartet Street Sign Magnetic Dry-Erase Boards, for lockers, bedrooms, dorms and doorways; and the expansion of the award-winning Kensington line of iPod accessories.

o Relocating approximately 330 ACCO Brands employees into consolidated office facilities in Lincolnshire, Illinois, and Aylesbury, United Kingdom, to position our employees to support growth and facilitate the integration of the former ACCO World and GBC businesses, and closing a GBC office facility in Skokie, Illinois.

o Finalizing plans to consolidate the company's office products businesses on both sides of the Atlantic, improve its supply chain processes, and take full advantage of the economies of scale the merger will afford it.

o Securing $950 million in debt financing at attractive interest rates, as well as an additional $150 million unused line of credit.

"Strategically, we've made great strides in the quarter as we integrate the ACCO and GBC businesses," said Neal V. Fenwick, Executive Vice President and Chief Financial Officer. "When the ACCO and former GBC businesses are combined, pro-forma sales are up 5% for the quarter and 4% year to date. While the ACCO office products business in isolation is down overall for the full year, the new ACCO Brands office products sector must be looked at on a pro-forma basis in order to be fully understood. On a pro-forma basis, the office products sector is up 3% for the quarter and 2% for the year.

"We're also pleased that we were able to end the quarter with a substantial cash position, notwithstanding the significant amount of merger-related costs incurred in the quarter," Fenwick concluded.

ACCO Brands reported net sales of $973.7 million for the first nine months of 2005, compared to $843.4 million in the prior-year nine months, an increase of 15%. The acquisition of GBC was only included for six weeks and accounted for 12% of the increase, the change in accounting calendar accounted for 1%, and the favorable impact of foreign currency translation accounted for 2%. On a pro-forma basis, adjusted for the new accounting period and foreign currency translation, underlying year-to-date sales are up 2%. Operating income, excluding charges and $5.4 million income from GBC, was $83.3 million, compared to $83.2 million last year. However, it should be noted that the company invested $2.7 million in higher corporate costs related to becoming an independent company during the year. Net income in the current-year nine months was $30.2 million, compared to $40.6 million in the prior-year nine months. Net income includes transaction-related expenses and restructuring costs of $7.1 million and $27.3 million in the current and prior-year periods, respectively.

Third-quarter and nine-month financial results include statements of operations for the former ACCO World business for the full quarter and nine-month periods, and financial results for the former GBC business from August 17, 2005, through the end of the quarter and nine-month period in 2005. Prior-period results are therefore not directly comparable.

RESULTS OF BUSINESS SEGMENTS

The company reports its results in four newly defined global segments:

o        Office Products Group
o        Computer Products Group
o        Commercial-Industrial Print Finishing Group
o        Other Commercial

                              Office Products Group

The Office Products Group reported net sales of $294.6 million in the third quarter, compared to net sales of $238.7 million, an increase of 23%. The acquisition of GBC accounted for $52 million, or 22% of the increase, the change in the North American calendar added 3%, and foreign currency added 1%. Results in Office Products were driven by strong back-to-school volumes in the U.S. and sales improvements in Australia, Continental Europe, and Mexico. These broad gains were offset by the effects of competitive pricing, which resulted in the loss of a customer contract in a product category, as well as the loss of some ACCO World business to the former GBC. The company also recorded sales declines in the United Kingdom.

Office Products operating income, excluding charges and $1.6 million of operating income related to GBC, declined 22% to $21.5 million, compared to $27.4 million in the prior-year quarter. Higher sales volumes were offset by unfavorable pricing established prior to the merger from price competition including certain categories where the former ACCO World and GBC businesses overlapped, together with higher freight and distribution costs. This business is seeing further cost increases, and expects to recover margins with future actions.

The Office Products Group includes four consumer categories: (1) workspace tools (staplers, punches, and shredders), (2) document communications solutions (lamination and binding equipment and supplies), (3) visual communications products (presentation boards, markers, overhead projectors and related products), and (4) storage and organization products (binders, storage boxes, labels, folders, clips, fasteners, and other office essentials).

                             Computer Products Group

The Computer Products Group reported net sales of $57.9 million, an increase of 25%, compared to $46.2 million in the prior year quarter. The change in the North American reporting calendar added 4%. The strong sales growth was driven by new product launches, favorable industry dynamics, share gains in certain product categories, and favorable back-to-school volumes. Computer Products operating income increased 15%, to $11.4 million, compared to $9.9 million in the prior-year quarter. (Note: This segment was unaffected by the GBC merger.)

The Computer Products Group includes the company's security locks and power adapters for laptop computers; input devices, such as wireless mice and keyboards; computer cases; other computer accessories; and accessories for Apple iPod products. These devices are sold principally under the Kensington brand name.

                   Commercial-Industrial Print Finishing Group

The Commercial-Industrial Print Finishing Group reported net sales of $24.9 million and operating income of $2.0 million for the third quarter. These results represent net sales and operating income generated by this former GBC unit between August 17, 2005 and September 30, 2005. Prior-period results, being pre-merger, are not reported.

The Commercial-Industrial Print Finishing Group manufactures and markets specialized laminating films for book printing, packaging and digital print lamination, as well as high-speed laminating and binding equipment, sold under the GBC brand.

                                Other Commercial

The Other Commercial segment reported net sales of $44.3 million in the third quarter, compared to $18.9 million in the prior year, an increase of 134%. The acquisition of GBC accounted for 128% of the growth, 6% was attributable to the change in reporting calendar, and the favorable impact of foreign currency translation accounted for 1%.

Operating income for this segment was $6.5 million, including $3.1 million related to GBC, compared to $2.9 million in the prior-year quarter. Excluding the impact of GBC, operating income increased 17%.

The Other Commercial segment includes the Day-Timers time management unit, which markets personal organizers and time management planners, primarily direct to consumers, as well as the GBC Document Finishing solutions business, incorporating the direct sales of binding and laminating equipment and supplies to high-volume users.

BUSINESS OUTLOOK

Long-term, the company is influenced by macroeconomic growth factors which currently enable the company to grow revenues in the low- to mid-single-digits, operating income in the mid- to high-single-digits and diluted earnings per share in the low-double-digits. As a result of expected negative synergies in 2005 and 2006 due to the spin-out of ACCO World from Fortune Brands and the merger with GBC and subsequent integration, management expects operating income and earnings growth in 2005 and 2006 to be lower.

THIRD-QUARTER RESULTS CONFERENCE CALL

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company's third-quarter results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

ABOUT ACCO BRANDS CORPORATION

ACCO Brands Corporation is a world leader in branded office products, with annual revenues of nearly $2 billion. Its industry-leading brands include Day-Timer, Swingline, Kensington, Quartet, GBC, Rexel, and Wilson Jones, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

FORWARD-LOOKING STATEMENTS

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them. ACCO Brands' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions; the dependence of the Company on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the risk that businesses that have been


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

combined into the Company as a result of the merger with General
Binding Corporation will not be integrated successfully; the risk that targeted cost savings and synergies from the aforesaid merger and other previous business combinations may not be fully realized or take longer to realize than expected; disruption from business combinations making it more difficult to maintain relationships with the Company's customers, employees or suppliers; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the Company's SEC filings.

NON-GAAP FINANCIAL MEASURES

Operating Income is a measure derived in accordance with GAAP. Operating income before charges (transaction-related expenses, restructuring, restructuring-related non-recurring costs and infrastructure investments) is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with measures presented by other companies.

FOR FURTHER INFORMATION:

Rich Nelson
Media Relations
(847) 484-3030

Jennifer Rice
Investor Relations
(847) 484-3020

                            ACCO BRANDS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (Dollars in millions, except per-share amounts)

                                                             THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                SEPTEMBER 30,                        SEPTEMBER 30,
                                                       ----------------------------          --------------------------
                                                          2005 (1)          2004               2005 (1)          2004
                                                       ------------     -----------          -----------    -- --------

Net sales.............................................  $     421.7     $     303.8          $     973.7    $     843.4
                                                        -----------     -----------          -----------    -----------

Cost of products sold (2).............................        300.0           208.4                689.7          595.5
Advertising, selling, general and
administrative expenses (2)...........................         88.5            59.0                202.0          182.7
Amortization of intangibles...........................          1.4             0.3                  2.4            0.9
Restructuring charges.................................          0.3               -                  0.3           19.4
                                                        -----------     -----------          -----------    -----------
   Operating Income...................................         31.5            36.1                 79.3           44.9

Interest expense, including allocation from parent....          7.9             2.1                 12.0            6.0
Other expense, net....................................         (1.1)           (0.5)                 0.6          (4.0)
                                                        -----------     -----------          -----------    -----------
   Income before income taxes and cumulative
   effect of change in accounting principle...........         24.7            34.5                 66.7           42.9

Income taxes..........................................         21.1           (4.0)                 38.1            2.3
                                                        -----------     -----------          -----------    -----------
   Net income before change in accounting principle ..          3.6            38.5                 28.6           40.6

Cumulative effect of change in accounting principle,
net of tax............................................            -               -                  1.6              -
                                                        -----------     -----------          -----------    -----------
            Net income................................  $       3.6     $      38.5          $      30.2    $      40.6
                                                        ===========     ===========          ===========    ===========

Earnings per share:
   Basic..............................................        $0.08     $      1.10                $0.80          $1.16
   Diluted............................................        $0.08     $      1.08                $0.79          $1.15

Weighted average shares:
   Basic..............................................   43,416,000      34,969,000           37,816,000     34,969,000
   Diluted............................................   44,364,000      35,508,000           38,491,000     35,508,000

Actual shares at end of period                           52,351,000      34,969,000           52,351,000     34,969,000
Fully diluted shares at end of period                    53,726,000      35,509,000           53,726,000     35,509,000


(1) The results of General Binding Corporation are included in the Company's results from the acquisition date of August 17, 2005.

(2) Freight and distribution costs have been reclassified from Advertising, selling, general and administrative expenses into Cost of products sold.

                                                             THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                SEPTEMBER 30,                        SEPTEMBER 30,
                                                       ----------------------------          --------------------------
                                                          2005 (1)          2004               2005 (1)        2004
                                                       ------------     -----------          -----------    ----------

Reconciliation of Non-GAAP measures:
Operating Income......................................    $ 31.5          $ 36.1               $  79.3        $  44.9
    Plus:  Restructuring charges......................       0.3               -                   0.3           19.4
           Merger and integration related.............       7.7               -                   8.6              -
           Restructuring related in COS...............      (1.8)           (0.1)                 (1.8)           8.7
           Restructuring related in SG&A..............       0.3             1.6                   2.3           10.2
                                                          ------          ------               -------        -------
Operating income before restructuring and
restructuring-related charges.........................      38.0            37.6                  88.7           83.2
    Adjustments:
    GBC income........................................      (5.4)              -                  (5.4)             -
                                                          ------          ------               -------        -------
Operating income before restructuring and
restructuring-related charges, and GBC income.........    $ 32.6          $ 37.6               $  83.3        $  83.2
                                                          ======          ======               =======        =======

Net income............................                    $  3.6          $ 38.5               $  30.2        $  40.6
    Plus:  Charges, after tax......................          5.0            (3.9)                  7.1           27.3
                                                          ------          ------               -------        -------
Adjusted net income...................................    $  8.6          $ 34.6               $  37.3        $  67.9
                                                          ======          ======               =======        =======


(1) The results of General Binding Corporation are included in the Company's results from the acquisition date of August 17, 2005.

NON-GAAP FINANCIAL MEASURES: Operating Income is a measure derived in accordance with GAAP. Operating income before charges (including transaction-related expenses, restructuring, and restructuring-related costs) and adjusted net income are measures not derived in accordance with GAAP. Management uses these measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with measures presented by other companies.

                          ACCO BRANDS CORPORATION
                       BUSINESS SEGMENT RESULTS (1)
                                (Unaudited)
                           (Dollars in millions)

                                                         THREE MONTHS ENDED                NINE MONTHS ENDED
BUSINESS SEGMENTS (1)                                       SEPTEMBER 30,                     SEPTEMBER 30,
                                                       ---------------------            ---------------------
                                                       2005 (2)        2004             2005 (2)        2004
                                                       --------      -------            --------       ------
SEGMENT NET SALES
    Office Products Group ..........................   $ 294.6       $ 238.7            $ 727.2       $ 677.3
    Computer Products Group.........................      57.9          46.2              151.5         119.9
    Commercial-Industrial Print Finishing Group.....      24.9             -               24.9             -
    Other Commercial................................      44.3          18.9               70.1          46.2
                                                       -------       -------            -------       -------
Total Segment Net Sales.............................   $ 421.7       $ 303.8            $ 973.7       $ 843.4
                                                       =======       =======            =======       =======

OPERATING INCOME
    Office Products Group...........................   $  24.1       $  26.4            $  56.3       $  32.8
    Computer Products Group.........................      11.4           9.9               32.3          20.9
    Commercial-Industrial Print Finishing Group.....       2.0             -                2.0             -
    Other Commercial................................       6.5           2.9                6.4           2.4
    Corporate Expenses..............................     (12.5)         (3.1)             (17.7)        (11.2)
                                                       -------       -------            -------       -------
Operating income ...................................   $  31.5       $  36.1            $  79.3       $  44.9
                                                       =======       =======            =======       =======

CHARGES (GAINS) INCLUDED IN OPERATING INCOME (3)
    Office Products Group...........................   $  (1.0)      $   1.0            $   1.0       $  34.6
    Computer Products Group.........................                     0.1                              0.9
    Commercial-Industrial Print Finishing Group.....         -             -                  -             -
    Other Commercial................................         -             -                  -           0.7
    Corporate Expenses..............................       7.5           0.4                8.4           2.1
                                                       -------       -------            -------       -------
Operating income ...................................   $   6.5       $   1.5            $   9.4       $  38.3
                                                       =======       =======            =======       =======

OPERATING INCOME BEFORE CHARGES (3)
    Office Products Group...........................   $  23.1       $  27.4            $  57.3       $  67.4
    Computer Products Group.........................      11.4          10.0               32.3          21.8
    Commercial-Industrial Print Finishing Group.....       2.0             -                2.0             -
    Other Commercial................................       6.5           2.9                6.4           3.1
    Corporate Expenses..............................      (5.0)         (2.7)              (9.3)         (9.1)
                                                       -------       -------            -------       -------
Operating income before charges.....................   $  38.0       $  37.6            $  88.7       $  83.2
                                                       =======       =======            =======       =======

(1)      The company reports its results under four newly defined segments:
         Office Products Group, Computer Products Group, Commercial-Industrial Print Finishing Group, and Other Commercial.

(2) General Binding Corporation's results are included in the Company's Office Products, Commercial-Industrial Print Finishing Group, and Other Commercial segment results from the acquisition date of August 17, 2005 only.

(3) The Company incurred various charges, including transaction-related expenses, and restructuring in the current-year periods, and restructuring and restructuring-related charges in the prior-year periods.

NON-GAAP FINANCIAL MEASURES: Operating Income is a measure derived in accordance with GAAP. Operating income before charges (including transaction-related expenses, restructuring, and restructuring-related costs) is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with measures presented by other companies.

                             ACCO BRANDS CORPORATION
                         SELECTED FINANCIAL INFORMATION
                                   (Unaudited)
                              (Dollars in millions)


                                                         THREE MONTHS ENDED               NINE MONTHS ENDED
BUSINESS SEGMENTS (1)                                       SEPTEMBER 30,                    SEPTEMBER 30,
                                                       ---------------------            ---------------------
                                                       2005 (1)        2004             2005 (1)       2004
                                                       --------        ----             --------       ----

Depreciation expense..............................      $  8.5        $  6.5            $  21.1      $  21.2
                                                        ------        ------            -------      -------

Capital expenditures..............................      $  6.5        $  4.3            $  19.3      $  16.0
                                                        ------        ------            -------      -------


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

                             ACCO BRANDS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                                                SEPTEMBER 30,       DECEMBER 27,
                                                                                    2005               2004
                                                                                -------------       ------------
                                                                                 (UNAUDITED)
                                  ASSETS

 Current Assets:
     Cash and cash equivalents.............................................      $    71.0            $   79.8
     Receivables, net......................................................          426.7               320.1
     Inventories, net......................................................          280.9               172.5
     Other.................................................................           70.7                24.1
                                                                                 ---------            --------
          Total current assets.............................................          849.3               596.5
     Property and equipment, net...........................................          246.7               157.7
     Goodwill, net.........................................................          399.4                   -
     Intangibles, net......................................................          243.3               117.6
     Other assets..........................................................          126.5               112.7
                                                                                 ---------            --------
          Total Assets.....................................................      $ 1,865.2            $  984.5
                                                                                 =========            ========


                   LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
     Bank notes payable....................................................      $     9.0            $    0.1
     Current portion of long-term debt.....................................           18.7                   -
     Accounts payable......................................................          154.9               120.6
     Other ................................................................          266.3               204.1
                                                                                 ---------            --------
          Total current liabilities........................................          448.9               324.8
     Debt, less current portion............................................          930.9                   -
     Post-retirement and other liabilities.................................           73.1                42.9
     Total stockholders' equity............................................          412.3               616.8
                                                                                 ---------            --------
          Total Liabilities and Stockholders' Equity......................       $ 1,865.2            $  984.5
                                                                                 =========            ========


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



                             ACCO BRANDS CORPORATION
                        UNAUDITED HISTORIC PROFORMA SALES
                              (DOLLARS IN MILLIONS)



                                  THREE MONTHS ENDED      THREE MONTHS ENDED      THREE MONTHS ENDED      NINE MONTHS ENDED
                                         MARCH                  JUNE                 SEPTEMBER               SEPTEMBER
                                  -------------------     ------------------      ------------------     -------------------
                                    2005         2004      2005        2004        2005        2004      2005           2004
                                    ----         ----      ----        ----        ----        ----      ----           ----

SEGMENT PRO FORMA NET SALES
   Office Products Group.......   $ 308.0    $ 309.3      $ 314.8   $ 306.5      $ 338.7   $ 328.9      $  961.5    $  944.7
   Computer Products Group.....      43.3       34.8         50.3      38.9         57.9      46.2         151.5       119.9
   Commercial-Industrial Print
   Finishing Group.............      46.4       42.2         46.7      43.3         45.3      42.3         138.4       127.8
   Other Commercial............      54.6       55.1         54.3      54.2         62.7      62.1         171.6       171.4
                                  -------    -------      -------   -------      -------   -------      --------    --------

TOTAL SEGMENT PRO FORMA
NET SALES .....................   $ 452.3    $ 441.4      $ 466.1   $ 442.9      $ 504.6   $ 479.5      $1,423.0    $1,363.8
                                  -------    -------      -------   -------      -------   -------      --------    --------


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